Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	Robert T. Kingsley
President & CEO	President & CEO
Mercer Insurance Group, Inc.	Financial Pacific Insurance Group, Inc.
(609) 737-0426	(916) 630-3806

Mercer Announces Agreement to Purchase Financial Pacific

Mercer Insurance Group, Inc. Announces 1st Quarter 2005 Earnings

Pennington, NJ/Rocklin, CA, (May 2, 2005) – Mercer Insurance Group, Inc. (Nasdaq: MIGP) and Financial Pacific Insurance Group, Inc. jointly announced today that they have signed an Agreement and Plan of Merger for Mercer to acquire all the outstanding stock of  Financial Pacific for approximately $40.4 million in cash.  The transaction will be effected through a merger of a wholly owned subsidiary of Mercer into Financial Pacific.  Consummation of the transaction between Mercer and Financial Pacific is subject to regulatory approval.

For Mercer, the acquisition is consistent with its long-term objectives of strategically developing its commercial lines segment and of product and geographic diversification.  Andrew Speaker, President and CEO of Mercer said, “We are pleased to partner with Financial Pacific as it allows us to sharpen our focus on commercial business and expands our geographic spread.  Financial Pacific is a successful specialty writer of attractive commercial lines, which is consistent with our strategy to grow in selected areas of the commercial lines market.  The acquisition also helps in our efforts to achieve geographic diversification as Financial Pacific currently focuses on four western states and will provide us with licenses to write business in another fifteen states outside our respective focus areas.”

Robert Kingsley, President of Financial Pacific, views the acquisition as a “great opportunity for the policyholders, agents and employees of Financial Pacific.”  Mr. Kingsley stated, “This transaction with Mercer aligns us with a well capitalized partner which will enhance our position as a leading commercial lines property/casualty insurer in the West.  Mercer is rated “A” (Excellent) by A.M. Best and has a track record of strong underwriting performance.  We are very excited about the opportunities this acquisition brings for all Financial Pacific stakeholders.”

As of and for the year ended December 31, 2004, Financial Pacific reported audited stockholders’ equity of $35.4 million, operating income of $4.6 million and net income of $5.9 million, computed under accounting principles generally accepted in the United States of America (GAAP).  In 2004, Financial Pacific generated approximately $107 million of direct premiums primarily in California, Nevada, Oregon and Arizona through approximately 300 independent agents.  Financial Pacific will operate as a separate subsidiary of Mercer and will be included in Mercer’s commercial lines segment for financial reporting purposes.  The transaction is expected to be completed during the summer of 2005.

Sandler O’Neill & Partners, L.P. acted as Mercer’s financial advisors and Stevens & Lee acted as Mercer’s counsel in connection with the merger.  Keefe Bruyette & Woods advised Financial Pacific and Bingham McCutchen acted as its counsel.

Financial Pacific Insurance Group, Inc., located in Rocklin, CA was formed in 1987 and writes commercial business in a number of states in the Western region of the United States.

Mercer Insurance Group, Inc. is a holding company, which through its insurance subsidiaries, offers commercial and personal lines products to businesses and individuals in Pennsylvania and New Jersey.

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 1st Quarter 2005 Earnings

Pennington, New Jersey, May 2, 2005 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its results of operations today for the quarter ended March 31, 2005. Mercer Insurance Group, Inc. (the Company) is a holding company which, through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey and  Franklin Insurance Company, offers commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey. The Company was created as part of the conversion of Mercer Mutual Insurance Company from the mutual to the stock form of ownership on December 15, 2003 (the “Conversion”).

For the quarter ended March 31, 2005, the Company reported net income of $993,000, or $0.16 per diluted share, as compared to net income of $229,000, or $0.04 per diluted share, for the quarter ended March 31, 2004. After-tax realized gains included in net income for the quarter were $12,000, or less than $0.01 per diluted share, compared to an after-tax realized loss of ($64,000), or ($0.01) per diluted share, for the same period in 2004. The Company’s combined ratio for the first quarter, computed under accounting principles generally accepted in the United States of America (GAAP), was 96.5%, compared to 102.8% for the first quarter of 2004.

Revenues for the quarter were $16.0 million, an increase of 10% over the 2004 first quarter revenue of $14.5 million. Net premiums earned for the quarter were $15.1 million, a 9% increase over net premiums earned of $13.9 million in the same period of 2004. Net investment income increased 11% to $743,000 for the quarter as compared to $668,000 in the comparable period in 2004. The increase in investment income is due principally to increased investment yields on the proceeds received from the Conversion, which were partially invested in short-term instruments in the first quarter of 2004.

The first quarter results for 2005 include after-tax charges of $160,000 for costs of compliance with the Sarbanes Oxley Act of 2002, and $105,000 for grants of restricted stock under the Company’s 2004 Stock Incentive Plan, or $0.04 per diluted share in the aggregate, for which there were no similar charges in the first quarter of 2004. The Company’s book value per share was $16.56 as of March 31, 2005.

In 2004 the Board of Directors authorized the repurchase of up to 500,000 shares of common stock of the Company, to be made in the open market or through privately negotiated transactions as, in management’s sole opinion, market conditions warrant. As of March 2, 2005, all 500,000 shares had been repurchased at a total cost of $6.3 million, or an average of $12.53 per share, a price accretive to the Company’s per share book value. The repurchased shares will be held as treasury shares available for issuance in connection with the Company’s 2004 Stock Incentive Plan.

In commenting on the Company’s results for the first quarter of 2005, President and CEO Andrew R. Speaker noted, “In most respects, the first quarter 2005 results are satisfactory.  The quarter was profitable and our combined ratio was good for what is traditionally our most challenging quarter.  While the pricing conditions have become increasingly competitive, we remain focused on maintaining our underwriting discipline and thus maintaining profitability.”

Mr. Speaker also stated, “I am very pleased to announce that at the Company’s recent Organizational Meeting of Directors, George T. Hornyak, Jr. was appointed Chairman of the Board.  George has been a Director of Mercer since 1985 and brings a wealth of experience to the Chairman position as a past President and CEO of a publicly traded banking organization and numerous years of service as a Director with various publicly traded banking entities.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended March 31,
	2005	2004
	(unaudited)	(unaudited)

Net premiums earned	$15,113	$13,862
Investment income, net of investment expenses	743	668
Realized investment gains (losses)	18	(97)
Other revenue	86	92
Total revenues	15,960	14,525

Losses and loss adjustment expenses	7,723	8,323
Amortization of deferred policy acquisition costs	3,899	3,863
Other expenses	2,958	2,070
Total expenses	14,580	14,256

Income before income taxes	1,380	269
Income taxes	387	40

Net income	$993	$229

Net income per common share:
Basic	$0.17	$0.04
Diluted	$0.16	$0.04

Weighted average number of shares outstanding:
Basic	6,003,473	6,290,102
Diluted	6,249,326	6,290,102

Supplementary Financial Data

Net written premiums	$13,161	$12,919

Book value per common share	$16.56	$15.80

GAAP combined ratio	96.5%	102.8%

Consolidated Balance Sheet

(in thousands, except share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)

ASSETS
Investments, at fair value:
Fixed income securities, available-for sale:	$100,073	$100,657
Equity securities	23,720	24,447
Total investments	123,793	125,104
Cash and cash equivalents	10,427	16,289
Premiums receivable	9,467	11,217
Reinsurance receivable	3,487	1,683
Prepaid reinsurance premiums	1,454	1,573
Deferred policy acquisition costs	7,746	8,014
Accrued investment income	917	1,044
Property and equipment, net	9,593	9,718
Goodwill	4,673	4,673
Other assets	1,315	1,112
Total assets	$172,872	$180,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$36,246	$36,028
Unearned premiums	31,936	34,007
Accounts payable and accrued expenses	5,254	7,739
Other reinsurance balances	658	10
Other liabilities	1,364	1,089
Deferred income taxes	371	1,146
Total liabilities	$75,829	$80,019

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,060,733 shares, outstanding 6,360,282 and 6,344,844 shares	—	—
Additional paid-in capital	$67,608	$67,651
Accumulated other comprehensive income	3,677	5,186
Retained earnings	38,869	37,876
Unearned restricted stock compensation	(1,992)	(2,242)
Unearned ESOP shares	(4,855)	(5,009)
Treasury Stock, 500,000 and 256,500 shares	(6,264)	(3,054)
Total stockholders’ equity	97,043	100,408
Total liabilities and stockholders’ equity	$172,872	$180,427